Exhibit (b)

[Royal Bank of Canada Logo]	Suite 1100, Bankers Hall West 888 – 3rd Street S.W. Calgary, Alberta T2P 5C5 Telephone: (403) 292-3410 Fax: (403) 292-3234

CONFIDENTIAL

April 12, 2004

Project Plaza

Dear Sirs:

Re:  EnCana Corporation (“EnCana”)— Bank Commitment Letter

At the request of EnCana, we are pleased to confirm that Royal Bank of Canada has established a committed, fully-underwritten acquisition credit facility for the exclusive benefit of EnCana or its wholly-owned Subsidiaries in an aggregate amount not to exceed US$3 billion, to fund payment by EnCana or its wholly-owned Subsidiaries for the acquisition of 100% of the traded shares of Plaza to be set out, in due course, in a tender offer document.  In that regard we have provided to EnCana a customary binding commitment letter and term sheet providing for this credit facility.

Yours truly,

ROYAL BANK OF CANADA

Per:	/s/Chris Fong
Chris Fong

April 12, 2004

EnCana Corporation

1800, 855 – 2nd Street S.W.

P.O.  Box 2850

Calgary, Alberta T2P 2S5

Attention:  Mr. John D.  Watson, Executive Vice-President & Chief Financial Officer

Dear Sirs:

Re:                             Credit Facility – Commitment Letter

1.                                                                                       Royal Bank of Canada (the “Bank”) is pleased to advise EnCana Corporation (the “Borrower”, which for these purposes may include any wholly-owned subsidiary of EnCana Corporation) of our commitment to structure, arrange, provide and syndicate a credit facility to be made available to the Borrower in an aggregate amount of up to US $3,000,000,000 (the “Credit Facility”) upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the term sheet (the “Term Sheet”) containing summary of terms and conditions attached hereto.

2.                                                                                       RBC Capital Markets (“RBCCM”) shall act as the advisor, syndication manager and Arranger for the Credit Facility, and the Bank will serve as the Agent.  RBCCM will, in its capacity as Arranger, perform the duties and exercise the authority customarily performed and exercised by it in such roles.  Unless the Bank and RBCCM shall agree otherwise in consultation with the Borrower, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Credit Facility.

3.                                                                                       RBCCM and the Bank intend to syndicate the Credit Facility to a group of financial institutions (together with the Bank, the “Lenders”) identified by RBCCM in consultation with the Borrower.  The Borrower agrees to actively assist RBCCM in completing a syndication satisfactory to RBCCM.  Such assistance shall include (a) direct contact between senior management and advisors of the Borrower and the proposed Lenders; (b) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication; and (c) the hosting, with the Bank, of one or more meetings of prospective Lenders.

4.                                                                                       RBCCM will manage all aspects of the syndication in consultation with the Borrower, including decisions as to selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist RBCCM in its syndication efforts, the Borrower agrees promptly to prepare and provide to RBCCM all information with respect to the Borrower and its Acquisition target (the “Target”), as RBCCM may reasonably request in connection with the arrangement and syndication of the Credit Facility.  The Borrower hereby represents and covenants that all information that has been or will be made available to the Bank or RBCCM by the Borrower or any of its advisors or representatives, including the Confidential Information Memorandum (the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.  The Borrower understands that in arranging and syndicating the Credit Facility, the Bank will use and rely on the Information without independent verification of the accuracy or completeness thereof and will not assume responsibility for the accuracy or completeness of such information.

5.                                                                                       As consideration for the Bank’s commitments hereunder and RBCCM’s and the Bank’s agreement to perform the services described herein, the Borrower agrees to pay to RBCCM or the Bank, as applicable, the non-refundable fees set forth in the attached fee letter.

6.                                                                                       RBCCM shall be entitled, after consultation with the Borrower and acting in good faith but subject to the next following sentence, to change the structure and pricing (including, without limitation, applicable margins and fees) of the Credit Facility (provided that the aggregate amount of, the average life of, and the underwritten nature of, the commitment under the Credit Facility remains the same) if RBCCM determines, acting reasonably and in accordance with its usual and customary practices, that such changes are necessary in order to ensure a successful syndication.  Any increase in:

(a)                                  the applicable Margins in respect of interest rates and stamping fees payable under the Credit Facility shall be limited to a maximum increase of 50 bps; and

(b)                                 the applicable Standby Fees payable under the Credit Facility shall be limited to an increase of 40% of any increase made under clause (a) above;

provided that if the credit rating for the Borrower’s long-term unsecured and unsubordinated debt is less than Baa3 by Moody’s or less than BBB- by S&P, the foregoing restrictions in respect of the increases to the Margins and Standby Fees shall not be applicable in order to ensure that the Credit Facility remains in accordance with the then current market for credit facilities substantially similar to the Credit Facility.  For the purposes of this Commitment Letter, a “successful syndication” shall be taken to

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mean that the Arranger is able to syndicate the Credit Facility such that the share of the Credit Facility held by RBC does not exceed the lesser of 10% of the Credit Facility and U.S. $300,000,000.

7.                                                                                       If RBCCM is unable to complete a successful syndication of the Credit Facility to financial institutions resident in Canada for tax purposes after using commercially reasonable efforts to do so, RBCCM shall be entitled, after consultation with the Borrower and acting in good faith, to syndicate the Credit Facility to financial institutions not resident in Canada for tax purposes provided that the gross-up and indemnity in those jurisdictions does not exceed 15% and in such circumstance the Borrower will be required to gross up interest payments under the Credit Facility and provide a tax indemnity to such non-resident lenders; provided that RBCCM shall use its reasonable commercial efforts to first syndicate the Credit Facility to financial institutions resident in jurisdictions where the gross-up and indemnity will not exceed 10%.

8.                                                                                       The commitment of RBCCM to provide the Credit Facility is expressly subject to:

(a)                                  no commercial market borrowing or other transactions of a similar nature for the Borrower or any of its Subsidiaries being syndicated among two or more financial institutions from the date of acceptance hereof until the earlier of:

(i)                                     150 days after the launch of syndication of the Credit Facility; and

(ii)                                  the close of a successful syndication; and

(b)                                 satisfaction of the other terms and conditions set forth or referred to herein and in the Term Sheet.

For greater certainty a capital markets offering of debt securities by the Borrower or any of its Subsidiaries will not be considered a commercial market borrowing or a transaction of a nature similar to a commercial market borrowing for purposes of the foregoing and will not affect the RBCCM’s commitment hereunder.

9.                                                                                       The Bank’s commitment hereunder and RBCCM’s and the Bank’s agreement to perform the services described herein are subject to (a) the Bank not becoming aware after the date hereof of any information or other matter affecting the Target that in the Bank’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Bank prior to the date hereof, (b) there not occurring or becoming known to the Bank any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the Bank’s judgment, could materially impair a successful syndication, and (d) the conditions set forth or referred to in the Term Sheet.  The terms and conditions of the Bank’s commitment hereunder and of

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the Credit Facility are not limited to those set forth herein and in the Term Sheet.  Those matters not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Borrower and the Bank.

10.                                                                                 The Borrower agrees to (a) indemnify and hold harmless the Lenders, their affiliates (including RBCCM) and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to an indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person and (b) to reimburse the indemnified persons on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses and reasonable fees, charges and disbursements of counsel (on a solicitor and its own client basis)) incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facility.  The foregoing indemnity, insofar as it pertains to the Credit Facility and the Lenders, shall be superceded by the indemnity in the credit agreement documenting the Credit Facility when executed and delivered among the parties thereto.

11.                                                                                 The Borrower acknowledges that RBCCM, the Bank and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the Credit Facility and otherwise.  Neither RBCCM nor the Bank will use confidential information obtained from the Borrower by virtue of the Credit Facility or its other relationships with the Borrower in connection with the performance by RBCCM or the Bank of services for other companies, and neither RBCCM nor the Bank will furnish any such information to other companies.  The Borrower also acknowledges that neither RBCCM nor the Bank has any obligation to use in connection with the Credit Facility, or to furnish to the Borrower, confidential information obtained from other companies.  Notwithstanding the foregoing, for so long as the Borrower is actively bidding for the shares of the Target, RBCCM, the Bank and their affiliates agree not to provide new debt financing, equity capital, advisory or related services to any other person for the known purpose of financing a competing bid for the acquisition of the Target by such person.

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12.                                                                                 This Commitment Letter shall not be assignable by the Borrower without the prior written consent of the Bank (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended nor waived except by an instrument in writing signed by the Borrower, the Bank and RBCCM.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter is the only agreement that has been entered into between us with respect to the Credit Facility and sets forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the Province of Alberta and of Canada.

13.                                                                                 This Commitment Letter is delivered to the Borrower on the understanding that neither this Commitment Letter (including, for greater certainty, the Term Sheet) nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Borrower’s officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the Borrower agrees to inform RBCCM and the Bank promptly thereof).

14.                                                                                 The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Bank’s commitments hereunder.

15.                                                                                 If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to the Bank executed counterparts hereof together with the amounts agreed to be payable upon the acceptance hereof, not later than 10:00 am (Calgary Time) on May 3, 2004.  RBCCM’s and the Bank’s commitment and agreements herein will expire at such time in the event the Bank has not received such executed counterparts and such amount in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this financing.

Yours very truly,

ROYAL BANK OF CANADA

By:	/s/Chris Fong
Chris Fong
Authorized Signatory

Agreed to this 14 day of April, 2004

ENCANA CORPORATION

By:	/s/John D. Watson
John D. Watson
Chief Financial Officer

By:	/s/Kerry D. Dyte
Kerry D. Dyte
Corporate Secretary

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ENCANA CORPORATION

UP TO U.S. $3,000,000,000 SYNDICATED BRIDGE
ACQUISITION FACILITY

This Summary of Terms and Conditions (“Summary”) is for convenience of reference only and shall not be considered to be exhaustive as to the final terms and conditions which govern the financing.  In the event of a conflict between the provisions of this Summary and the Credit Agreement, the latter shall govern.

This Summary is for the confidential use of EnCana Corporation, and is not to be disclosed to any third party (with the exception of the rating agencies) without the prior consent of the Arranger.

Summary of Terms and Conditions

BORROWER:	EnCana Corporation (the “Borrower”), which may include a wholly-owned Subsidiary of the Borrower whose obligations are guaranteed by the Borrower.

ARRANGER AND BOOKRUNNER:	RBC Capital Markets (the “Arranger”) shall arrange the syndication of the Credit Facility.

UNDERWRITER	Royal Bank of Canada (the “Underwriter”) has underwritten 100% of the Credit Facility

ADMINISTRATIVE AGENT:	Royal Bank of Canada (“RBC” and/or the “Agent”)

LENDERS:	A syndicate of financial institutions to be agreed upon between the Arranger and the Borrower (individually, a “Lender” and collectively the “Lenders”).

CREDIT FACILITY:	Non-revolving bridge acquisition credit facility of up to U.S. $3,000,000,000 or its equivalent in Cdn. Dollars (the “Credit Facility”).

PURPOSE:

To fund the acquisition (including the repayment or refinancing of debt of the acquired entity) by the Borrower or a wholly-owned Subsidiary of the Borrower of 100% of the shares of a US publicly traded exploration and production company in a non-hostile acquisition.

AVAILABILITY:	Up to 3 drawdowns advanced on or before September 1, 2004.

MANDATORY PAYMENTS AND MATURITY:	The Credit Facility principal indebtedness shall be repaid as follows:

(a) 25% thereof within 9 months of the initial drawdown;

(b) a further 50% thereof within 15 months of the initial drawdown; and

(c) the final 25% thereof within 24 months of the initial drawdown (the “Maturity Date”).

APPLICATION OF NEW DEBT, EQUITY AND SALE PROCEEDS:

Prior to the Maturity Date (i) 100% of the net proceeds of any debt issuances (other than (a) under existing lines of credit up to their current authorized amounts; or (b) any net proceeds, prior to drawdown, to a maximum of US$1.0 Billion from the issuance of public debt securities whose purpose is unrelated to Plaza), and 50% of the net proceeds of any equity issuances, by the Borrower or any of its Subsidiaries, in either case whether direct or indirect, shall be used to prepay the Credit Facility, and (ii) all proceeds of any asset dispositions (other than those made in the ordinary course of business, or those made to the Borrower or a wholly-owned Subsidiary of the Borrower), net of transaction expenses, and net of amounts reinvested in similar assets within 12 months of the disposition, shall be used to prepay the Credit Facility.  The Borrower shall apply such proceeds to mandatory payments, allocated in its discretion.

BORROWING OPTIONS:	The Facility will be available in US$and Cdn.$by way of:

(a) U.S. base rate loans in US$(“USBR Loans”);

(b) U.S. prime rate loans in US$(“USPR Loans”);

(c) Libor-based loans in US$(“Libor Loans”); and

(d) Banker’s Acceptances or BA equivalents in Cdn $(“BA’s”);

individually a “Borrowing”, and collectively the “Borrowings”).

AGENT’S ACCOUNTS:

The Agent shall maintain records evidencing the principal amount of each Borrowing, the payment of principal and interest and all other amounts owing to the Lenders under the Credit Agreement.  The Agent’s accounts and records shall constitute conclusive evidence of the indebtedness of the Borrower absent manifest error.

FEES AND INTEREST RATES:	As set forth in the attached Appendix I.

VOLUNTARY PREPAYMENTS / CANCELLATIONS:

Permitted at any time on two business days notice without premium or penalty subject to minimum cancellation amounts and customary break-funding cost arrangements; provided that Libor Loans are only prepayable prior to their maturity date if breakage costs are paid and BA’s are only prepayable prior to their maturity date if an amount sufficient to yield the required principal amount to maturity (as determined by each Lender acting reasonably) is paid to the Agent on behalf of the Lenders.

SECURITY:	Unsecured and pari passu with other senior unsecured debt.

CREDIT AGREEMENT AND OTHER DOCUMENTS:

The Borrower and the Lenders will enter into a Credit Agreement which shall include but not be limited to the summary terms and conditions herein and customary notice provisions and yield protection provisions regarding capital adequacy, reserves, taxes, regulatory change and similar matters, and related documents, including any other agreements and legal opinions as the Agent and Lenders’ counsel may reasonably require.  It is the intent that the Credit Agreement will, as much as practicable, reflect terms, conditions and covenants similar to those currently contained in the RBC Agreement.

CONDITIONS PRECEDENT TO CLOSING AND INITIAL BORROWING:	Customary in credit agreements of this nature, including but not limited to:

(a) execution and delivery of the Credit Agreement and related documents in form and substance satisfactory to the Agent and the Borrower;

(b) any necessary corporate and governmental approvals required for the Credit Facility;

(c) since December 31, 2003, there has been no Material Adverse Effect;

(d) accuracy of representations and warranties;

(e) no default or event of default exists under the Credit Agreement at the time of, or after giving effect to, the making of such Borrowing;

(f) satisfactory legal opinions from Borrower’s counsel and Lenders’ counsel, including with respect to the Acquisition;

(g) other usual closing certificates and documents;

(h) payment of all arrangement and agency fees as agreed in writing which are then due and payable;

(i) with respect to the Acquisition, receipt of the following:

(i)                                     a summary of all material terms and conditions of the Acquisition and all material agreements entered into or to be entered into in connection therewith and, if requested, copies of such agreements; and

(ii)                                  Borrower-prepared proforma consolidated balance sheet as at December 31, 2003 (and if reasonably practicable, as at March 31, 2004) prepared in accordance with GAAP for the Borrower and its Subsidiaries giving effect to the Acquisition.

CONDITIONS PRECEDENT TO SUBSEQUENT BORROWINGS:	Customary in credit agreements of this nature, including but not limited to the conditions precedent described in paragraphs (d) and (e) above.

The specific representations and warranties to be repeated on each drawdown will be agreed to by the Arranger and the Borrower in the Credit Agreement.

REPRESENTATIONS & WARRANTIES:	Customary in credit agreements of this nature, including but not limited to:

(a)                                  the Borrower and its Material Subsidiaries are (i) duly incorporated, continued or amalgamated and validly existing; (ii) have corporate power and authority to own their assets and carry on their business; and (iii) are duly qualified, licensed or registered to carry on business in all jurisdictions where they conduct business, the absence of which authority, qualification, license or registration would have a Material Adverse Effect;

(b) full power and authority of the Borrower to execute and perform its obligations under the Credit Agreement;

(c)                                  no conflict with (i) constating documents or by-laws of the Borrower; (ii) any applicable law; (iii) any material contractual restrictions; and (iv) any material judgment, injunction, determination or award which is binding on it or its assets, and in the case of (ii), (iii) or (iv) above where it would have a Material Adverse Effect;

(d) no governmental approval is necessary in connection with the execution and performance of the Credit Agreement by the Borrower which has not been obtained;

(e) corporate action, due execution and enforceability of the Credit Agreement by or against the Borrower;

(f)                                    no litigation or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries which is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect;

(g) compliance with laws (including environmental laws) by the Borrower and its Subsidiaries, non-compliance with which would have a Material Adverse Effect;

(h) most recent audited consolidated financial statements of the Borrower have been prepared in accordance with GAAP and present fairly its financial position as of the date thereof;

(i) since the date of the most recent audited consolidated financial statements, there has occurred no event which would have a Material Adverse Effect;

(j) all obligations of the Borrower under the Credit Facility rank pari passu with the other unsecured and unsubordinated debt of the Borrower for borrowed money;

(k) no default or event of default has occurred and is continuing;

(l)                                     to the knowledge of the Borrower, all information, materials and documents (other than any information expressly disclaimed by the Borrower and forecasts) prepared by the Borrower and delivered to the Agent in connection with the Credit Agreement are true and accurate in all material respects except to the extent that any inaccuracy would not have a Material Adverse Effect; and

(m) certain factual matters related to the Acquisition such as the structure thereof and the nature and location of the Acquisition assets.

REPORTING REQUIREMENTS:	Customary in credit agreements of this nature, including but not limited to:

(a)                                  financial reporting:  (i) unaudited interim consolidated financial statements of the Borrower within 75 days after the end of each of the first three fiscal quarters (or within 5 business days after such shorter time period as any regulatory body requires from time to time for filing same), (ii) audited annual consolidated financial statements of the Borrower within 140 days after the end of each fiscal year (or within 5 business days after such shorter time period as any regulatory body requires from time to time for filing same), (iii) quarterly compliance certificate of the Borrower calculating financial covenants and certifying regarding defaults or events of default within 75 days after the end of each of the first three fiscal quarters and within 140 days after the end of each fiscal year, (iv) copies of all proxy statements, notices and reports sent to shareholders and (v) copies of all non-confidential material change reports filed with regulatory authorities; and

(b)                                 other reporting:  (i) prompt notice of any default or event of default (other than a payment default under the Credit Agreement), (ii) prompt notice of any adverse change in the senior unsecured debt rating assigned to the Borrower’s long term senior unsecured debt by S&P or Moody’s and (iii) promptly after request, such other information regarding the Borrower’s and its Subsidiaries’ operations, business, assets and financial condition as the Agent may reasonably request and which the Borrower is not required by a contract with a third party or applicable law to keep confidential.

For greater certainty, electronic delivery shall be permitted to comply with the above reporting requirements.

POSITIVE & NEGATIVE COVENANTS:	Customary in credit agreements of this nature, including but not limited to:

Positive Covenants

(a) the Borrower shall maintain its corporate existence;

(b) the Borrower and each of its Subsidiaries shall comply with all applicable laws (including environmental laws) in each case where failure to do so would have a Material Adverse Effect;

(c)                                  the Borrower and each of its Subsidiaries shall carry on and conduct its business in the ordinary course and maintain and operate its property in accordance with normal industry practice, provided the Borrower and each of its Subsidiaries may (i) sell, lease or otherwise dispose of any property to the extent not prohibited by negative covenant (a) or (ii) cease to operate any property or business when appropriate officers are of the opinion it is advisable and in its best interest to do so;

(d)                                 the Borrower and its Subsidiaries shall insure and keep insured their property, which is of an insurable nature, against such risks, in such amount and in such manner as is usual in the case of corporations similarly situated and operating generally similar property; provided that the Borrower and its Subsidiaries may from time to time adopt other methods or plans of protection, including self-insurance, against risks in substitution or partial substitution for insurance if appropriate senior officers are of the opinion such is in its best interest, except in any case where insurance is being provided by others for its benefit;

(e)                                  the Borrower and its Subsidiaries shall pay, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon its or their assets, in each case, the non-payment of which would have a Material Adverse Effect, except any such tax, assessment, governmental charge or levy which is being contested in good faith and would not have a Material Adverse Effect;

(f)                                    if any Material Subsidiary or Subsidiary thereof gives, grants or becomes subject to any guarantee, indemnity or other form of financial assistance in respect of any financing debt, other than a guarantee, indemnity or other form of financial assistance in respect of the Borrowings, then the Borrower will ensure that such Subsidiary executes and delivers to the Agent on behalf of the Lenders a guarantee or other instrument on no less favourable terms so that the obligations hereunder rank at least pari passu with such third party guarantee, subject to the exceptions for inter-corporate financial assistance and financial assistance by Subsidiaries representing 10% or less of the value of the assets of the Borrower as set forth in Section 8.1(t) of the RBC Agreement; and

(g) the Borrower shall provide in favour of the Lenders the Negative Pledge.

Negative Covenants

(a)                                  the Borrower and its Subsidiaries shall not sell, transfer, convey, lease or otherwise dispose of all or any material part of its properties or assets (other than to the Borrower or a Subsidiary) if such disposition would have a Material Adverse Effect;

(b) the Borrower shall not consolidate, amalgamate or merge with any Person except as permitted or provided for in Section 8.1(m) of the RBC Agreement; and

(c) the Borrower shall not make any change whereby the nature of the business carried on by the Borrower, on a consolidated basis, would be materially altered.

Financial Covenants

(a) Consolidated Debt to Consolidated Capitalization not to exceed 60% (tested quarterly); and

(b)                                 aggregate financing debt (except Non-Recourse Debt, financing debt owed by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary and financing debt incurred by Material Subsidiaries which have guaranteed the Credit Facility) of all Material Subsidiaries, on a consolidated basis, plus without duplication the aggregate Indebtedness (as defined in the Negative Pledge) secured by security over Restricted

Property (as defined in the Negative Pledge) given by the Borrower or any Material Subsidiary in favour of any Subsidiary other than a Material Subsidiary or a Subsidiary which has guaranteed the Credit Facility, plus without duplication the aggregate financing debt of “EFH FinanceCo” or similar financing entities established by or on behalf of the Borrower (whether or not a Material Subsidiary), not to exceed 15% of Consolidated Tangible Assets, tested quarterly, subject to exclusion of stock exchange listed Material Subsidiaries in accordance with the provisions of Section 8.1(s) of the RBC Agreement.

EVENTS OF DEFAULT:

Customary in credit agreements of this nature, including but not limited to (subject to reasonable cure periods, not to exceed 45 days, except as otherwise provided, where applicable) the following, but subject to indebtedness being outstanding under the Credit Agreement:

(a) non-payment when due of principal within 2 business days of becoming due or interest or any other amounts within 5 business days of becoming due under the Credit Agreement;

(b) incorrectness of representations or warranties in any material respect when made;

(c)                                  cross acceleration to other indebtedness for borrowed money of the Borrower or Subsidiaries (except Non-Recourse Debt) where the aggregate amount of such indebtedness is in excess of the greater of 2% of shareholders’ equity and U.S. $75,000,000 and where the applicable lender has accelerated such amount;

(d)                                 a holder of a lien or other security interest enforces its security, in each case against property of the Borrower or any Material Subsidiary, and for which the Borrower or the Material Subsidiary is not contesting in good faith, which is material to the Borrower and its Subsidiaries taken as a whole;

(e)                                  if a final non-appealable judgment (except in respect of NonRecourse Debt) is issued or levied against the Borrower or a Material Subsidiary in an amount which exceeds the greater of 2% of shareholders’ equity and U.S. $75,000,000 in the aggregate and shall remain undischarged for at least 45 days during which enforcement proceedings in regard thereto have not been stayed;

(f) insolvency or bankruptcy related events of the Borrower or Material Subsidiaries; or

(g)                                 breach by the Borrower of any other material covenants in the Credit Agreement not cured within 45 days after notice or, in case of financial covenants, prior to delivery of the compliance certificate relating to the relevant period;

subject to, in the case of (d), (e) and (f), exceptions relating to Material Subsidiaries which are not Restricted Subsidiaries (as defined in the Negative Pledge) where financial covenants are still met.

ASSIGNMENT BY LENDERS:

Following initial syndication, the Lenders may assign their rights and obligations under the Credit Agreement to financial institutions which are resident in Canada for purposes of the Income Tax Act (Canada) and in minimum amounts of US $5,000,000, provided that:

(a)                                  the Borrower and the Agent shall have consented to such assignment, such consent not to be unreasonably withheld; provided that, if an event of default has occurred and is continuing, such consent of the Borrower shall not be required and the assignee is not required to be a financial institution which is resident in Canada for purposes of the Income Tax Act (Canada);

(b) the Borrower shall not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if the assignor had not made such assignment;

(c) after giving effect to a partial assignment, no Lender shall hold a commitment less than US $5,000,000; and

(d) an assignment fee of US $3,500 shall be payable by the assignor to the Agent.

MAJORITY LENDERS:	Lenders whose commitments are at least 50.1% of the aggregate amount of the applicable Credit Facility.

WAIVERS AND AMENDMENTS:	The unanimous consent of all Lenders under the applicable Credit Facility shall be required for any amendment or waiver relating to:

(a) decreases in rates/margin or fees or other compensation;

(b) increases in the amount of the applicable Credit Facility or any Lender’s commitment, other than as a part of an assignment of another Lender’s interest;

(c) extensions in the maturity date (other than as contemplated in the extension mechanics) or postponements in the due date for any amounts owing;

(d) an assignment or transfer of the rights or obligations of the Borrower under the applicable Credit Facility;

(e) the types of Borrowings available and notice requirements applicable thereto;

(f) a change in the definition of Majority Lenders; or

(g) any release of any guarantee or security provided for the benefit of the Lenders.

All other matters will be decided upon by the Majority Lenders and any amendment or waiver affecting the rights or obligations of the Agent shall also require the consent of the Agent.

EXPENSES:

All reasonable out-of-pocket expenses of the Arranger (including, but not limited to, reasonable legal fees and disbursements) relating to the negotiation and preparation of this Summary or the Credit Agreement and syndication and administration of the Credit Facility are for the account of the Borrower, regardless of whether or not the Credit Agreement is signed.  All reasonable expenses of the Agent and the Lenders in enforcing or preserving their rights under the Credit Agreement are for the account of the Borrower.

TAXES:

Except as provided under paragraph (b) of Assignment by Lenders, all payments by the Borrower will be made free and clear of all present and future taxes, with no withholdings or deductions whatsoever, and the Borrower will provide the appropriate indemnity in this regard.

INCREASED COSTS:

Documentation will include usual and customary provisions requiring the Borrower to reimburse the Lenders for any increased costs (including costs of complying with capital adequacy guidelines) which are incurred as a result of regulatory changes announced subsequent to the signing date of the Credit

Agreement. Usual and customary provisions for market disruption and illegality will also be included.

INDEMNITY:

Indemnification by the Borrower of the Agent and the Lenders and their respective affiliates and their respective directors, officers, employees, attorneys, agents and controlling persons against certain losses, liabilities, costs or expenses arising out of the Credit Agreement, except if resulting from gross negligence or willful misconduct.

GOVERNING LAW:	Province of Alberta and/or Canada as applicable therein.

DEFINED TERMS:	All capitalized terms used in this Summary and not otherwise defined in this Summary shall have the meanings attributed to them in Appendix II.

	APPENDIX I - Fees and Interest Rates

STANDBY FEES:

Commencing on the date of execution of the Credit Agreement, calculated on the unutilized, uncancelled amount of the Credit Facility only, at the per annum rate set out below, payable quarterly in arrears.

INTEREST RATES, MARGINS AND FEES:	The Margins and Standby Fees will be determined based on the senior unsecured debt ratings of the Borrower as assigned by S&P and Moody’s as outlined below which are denoted in basis points (bps):

	S&P/Moody’s	Level 1 A/A2	Level 2 A- /A3	Level 3 BBB+ / Baa1	Level 4 BBB/ Baa2	Level 5 BBB-/ Baa3	Level 6 Lower than level 5 or unrated
	Standby Fee	12.5	15	20	25	30	35
	USBR and USPR	0	0	0	10	25	50
	Libor/BA’s	65	75	95	110	125	150

	Pricing at all levels shall increase by 25 bps 12 months following the date of execution of the Credit Agreement.

In the case of a split rating, the applicable level shall be the higher of the two ratings (if there is only one level of difference) or the average of the applicable levels (if there is more than one level of difference).  If neither S&P nor Moody’s provides a rating, Level 6 pricing will apply.

APPENDIX II - Definitions

“business day” means a day, excluding Saturday and Sunday, on which Canadian chartered banks are open for business in Calgary, Alberta, Canada and Toronto, Ontario, Canada and, in respect of payments in US Dollars, a day on which banking institutions are also open for business in New York, New York, U.S.A. and, if such matter relates to any determination of Libor or a Borrowing or payment in respect of LIBOR Loans, a day on which dealings in US Dollars may be carried on by and between banks in London interbank market.

“Consolidated Tangible Assets” means, at the end of a fiscal quarter and as determined in accordance with GAAP on a consolidated basis for the Borrower, the total assets of the Borrower shown on the consolidated balance sheet of the Borrower (excluding Non-Recourse Assets and intangibles).

“Consolidated Debt to Consolidated Capitalization” means, at the end of a Fiscal Quarter, the ratio of Consolidated Debt at such date to Consolidated Capitalization.  For the purposes of calculating the ratio:

“Consolidated Debt” means, at the end of such fiscal quarter, and as determined in accordance with GAAP on a consolidated basis for the Borrower, all indebtedness for borrowed money (including guarantees, indemnities and other contingent obligations for borrowed money), capitalized amounts of leases, and obligations arising pursuant to bankers’ acceptances or letters of credit/guarantee that support or secure indebtedness for borrowed money, but excluding NonRecourse Debt; and

“Consolidated Capitalization” means, at the end of such Fiscal Quarter, the aggregate of Consolidated Debt and Consolidated Shareholders’ Equity.

“Consolidated Shareholders’ Equity” means, at the end of a fiscal quarter, and as determined in accordance with GAAP on a consolidated basis for the Borrower, consolidated shareholders’ equity of the Borrower shown on the consolidated balance sheet of the Borrower (excluding all amounts included in shareholders’ equity attributable to Non-Recourse Assets).

“GAAP” has the meaning attributed thereto in Appendix III.

“Material Adverse Effect” means any act, event or condition that has or would reasonably be expected to have a material adverse effect on (i) the consolidated financial condition and operations of the Borrower and its Subsidiaries, taken as a whole or (ii) the ability of the Borrower to perform its obligations under the Credit Agreement or the validity or enforceability of any material provision thereof, provided that in no event shall fluctuations in commodity prices for oil and/or gas be regarded as an act, event or condition that in and of itself has a Material Adverse Effect.

“Material Subsidiary” means from time to time (i) any Subsidiary of the Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, has assets which have a value, as reflected on the consolidated balance sheet of the Borrower most recently delivered to the Lenders hereunder, in excess of 10% of the value of the assets of the Borrower and

Subsidiaries as reflected therein, and (ii) any other Subsidiary so designated by the Borrower.

“Negative Pledge” means the covenants of the Borrower set forth in Appendix III.

“Non-Recourse Assets” means the Borrower’s proportion (determined in accordance with GAAP) of assets owned directly or indirectly by the Borrower which meet all of the following conditions:  (i) the assets represent a specific Project, whether alone or in association with others, (ii) the debt is owed to one or more Non-Recourse Creditors, and was incurred for the purpose of financing the costs of such Project, where the recourse of such creditors in relation to such debt is limited to the assets of such Project, and (iii) except for the Non-Recourse Debt, neither the Borrower nor any other Subsidiary of the Borrower is liable or has issued a guarantee in respect of debts and liabilities related to such assets, provided that, (iv) upon the debts or liabilities to such creditors in respect of such debt being repaid, such assets shall then cease to be Non-Recourse Assets.

“Non-Recourse Creditor” means a creditor whose recourse is limited to Non-Recourse Assets, to the exclusion of any and all other recourse whether directly or indirectly by way of guarantees or otherwise against the Borrower or any of its other Subsidiaries in respect of such debt or liability.

“Non-Recourse Debt” means Debt incurred for the purpose of financing the costs of a specific Project and due or otherwise owing to a Non-Recourse Creditor.

“Project” means the acquisition, construction and development of previously and undeveloped or newly acquired assets forming an economic unit capable of generating sufficient cash flow, on the basis of reasonable initial assumptions, to cover the operating costs and debt service required to finance the undertaking relating to such assets over a period of time which is less than the projected economic life of the assets and includes any commercial operation for which such assets were so acquired, constructed or developed and which is subsequently carried on with such assets by such economic unit, and for certainty includes each such Project which exists at the date of the Credit Agreement or which is acquired, created or comes into existence after the date of the Credit Agreement.

“RBC Agreement” means the December 9, 2002 Credit Agreement among the Borrower, Royal Bank of Canada, as agent, and others, as amended.

“Subsidiary” means any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned or controlled by the Borrower, or any partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by the Borrower.

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APPENDIX III

NEGATIVE PLEDGE

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Appendix III, the expressions following shall have the following meanings, namely:

“Consolidated Assets” means the aggregate amount of assets of the Borrower as set forth in the Borrower’s most recent consolidated financial statements prepared in accordance with GAAP, and filed with a securities commission or similar regulatory authority;

“Consolidated Net Tangible Assets” means the total amount of assets of any Person on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

(a)                                  all current liabilities (excluding any Indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(b)                                 all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and other like intangibles; and

(c)                                  appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person,

in each case, as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of such Person computed in accordance with GAAP;

“Director” means a director of the Borrower for the time being and “Directors” or “Board of Directors” means the board of directors of the Borrower or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Borrower for the time being, and reference to action by the Directors means action by the Directors of the Borrower as a board or action by the said executive committee as such committee;

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing;

“Financial Instrument Obligations” means obligations arising under:

(a)                                  interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

(b)                                 currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(c)                                  commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time;

“GAAP” means generally accepted accounting principles in Canada which are in effect from time to time, unless the Person’s most recent audited or unaudited interim financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case GAAP shall mean generally accepted accounting principles in the United States in effect from time to time;

“Indebtedness” means indebtedness created, issued or assumed for borrowed funds, or for the unpaid purchase price of property of the Borrower or a Restricted Subsidiary, and includes such indebtedness guaranteed by the Borrower or a Restricted Subsidiary;

“Person” means an individual, corporation, company, partnership (whether general or limited), joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof;

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“Publicly Traded Securities” means securities of a corporation which are listed on any stock exchange and are entitled to share without limitation in a distribution of the assets of the corporation upon any liquidation, dissolution or winding-up of the corporation and includes any securities convertible or exchangeable into such securities;

“Purchase Money Mortgage” means any mortgage, hypothecation, charge or other encumbrance on property or assets created, issued or assumed to secure a Purchase Money Obligation in respect of such property or assets and also means any agreement or other instrument entered into for the acquisition of or right to acquire any property or assets or any interest therein in which agreement or instrument there is reserved or which obligates the Borrower or a Restricted Subsidiary to pay a royalty, rent or percentage of profits or proceeds won from such property or assets and which charges or secures such property or assets or interest therein or the lands containing the same with the payment thereof and includes any extension, renewal, refunding or refinancing thereof so long as the principal amount outstanding immediately prior to the date of such extension, renewal, refunding or refinancing is not increased; provided, however, that such mortgage, hypothecation, charge, encumbrance, agreement or other instrument is created, issued or assumed prior to, concurrently with or within 180 days following the acquisition of such property or assets, except in the case of property or assets on which improvements are constructed, installed or added, in which case the same shall be created or issued within a period of 180 days after Substantial Completion of such improvements;

“Purchase Money Obligation” means any Indebtedness assumed as, or issued and incurred to provide funds to pay, all or part of (i) the purchase price (which shall be deemed to include any costs of construction or installation) of any property or assets acquired after the date of the Credit Agreement or (ii) the cost of improvements made after the date of the Credit Agreement to any property or assets;

“Restricted Property” means any oil, gas or mineral property of a primary nature located in Canada or the United States and any facilities located in Canada or the United States directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof or the derivatives therefrom and includes Voting Shares or other interests of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (ii) any property which, in the opinion of the Board of Directors, is not materially important to the total business conducted by the Borrower and its Subsidiaries as an entirety, or (iii) any portion of a particular property which, in the opinion of the Board of Directors, is not materially important to the use or operation of such property;

“Restricted Subsidiary” means, on any date, any Subsidiary which owns at the time Restricted Property; provided, however, such term shall not include a Subsidiary of the Borrower if the amount of the Borrower’s share of Shareholders’ Equity of such

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Subsidiary constitutes, at the time of determination, less than 2% of the Consolidated Net Tangible Assets of the Borrower;

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of a Person as shown on the most recent annual audited or unaudited interim consolidated balance sheet of such Person and computed in accordance with GAAP;

“Subsidiary” means, on any date, any corporation or other Person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for the Borrower and/or by or for any corporation in like relation to the Borrower and includes any corporation in like relation to a Subsidiary; provided, however, such term shall not include any corporations or other Persons (or their respective Subsidiaries) which have Publicly Traded Securities where the aggregate amount of assets of all such corporations or other Persons does not exceed 20% of the Consolidated Assets of the Borrower at the time and from time to time;

“Substantial Completion” means, with respect to an improvement, the point at which the improvement is ready for use or is being used for the purpose for which it was intended;

“Value” means:

(a)                                  150% of the face value of Canadian dollar funds or debt instruments of the Government of Canada or any of its provinces maturing within 12 months; and

(b)                                 in respect of any other assets of the Borrower, the fair market value of such assets as determined by the Board of Directors of the Borrower; and

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

ARTICLE 2
NEGATIVE PLEDGE

2.1                               Negative Pledge

As long as any portion of the commitment remains outstanding or amounts are outstanding to the Lenders by the Borrower under the Credit Agreement, and subject to all the provisions of this Appendix, the Borrower will not, nor will it permit any Restricted

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Subsidiary to, create any mortgage, hypothecation, charge or other encumbrance on any of its or their property or assets, present or future, to secure Indebtedness, unless at or prior thereto the maximum amount of the total commitment then in effect is equally and rateably secured with such Indebtedness or, at the option of the Borrower, security in the form of other property having a Value equal to 150% of the principal amount of the total commitment then in effect is extended to the Agent and the Lenders.

The provisions of this Section 2.1 shall not apply to or operate to prevent:

(a)                                  liens or other encumbrances, not related to the borrowing of money, incurred or arising by operation of law or in the ordinary course of business or incidental to the ownership of property or assets;

(b)                                 pre-existing encumbrances on property or assets when acquired (including by way of lease);

(c)                                  encumbrances or obligations to incur encumbrances (including under indentures, trust deeds and similar instruments) on property or assets of another Person existing at the time such other Person becomes a Subsidiary, or is liquidated or merged into, or amalgamated or consolidated with, the Borrower or a Subsidiary or at the time of the sale, lease or other disposition to the Borrower or a Subsidiary of all or substantially all of the properties and assets of such other Person, provided that such encumbrances were not incurred in anticipation of such other Person becoming a Subsidiary;

(d)                                 encumbrances given by the Borrower or any of its Restricted Subsidiaries in compliance with contractual commitments in existence at the date hereof or entered into prior to a Restricted Subsidiary becoming a Restricted Subsidiary;

(e)                                  giving security by the Borrower or a Subsidiary in favour of the Borrower or any of its Subsidiaries;

(f)                                    creating, issuing or suffering to exist or becoming liable on, or giving or assuming, any Purchase Money Mortgage;

(g)                                 creating, issuing or suffering to exist or becoming liable on, or giving or assuming any mortgage, hypothecation, charge or other encumbrance in connection with Indebtedness which, by its terms, is non-recourse to the Borrower or the Restricted Subsidiary;

(h)                                 giving security on any specific property or asset in favour of a government within or outside Canada or any political subdivision, department, agency or instrumentality thereof to secure the performance of any covenant or obligation to or in favour of or entered into at the request of any such authorities where such security is required pursuant to any contract, statute, order or regulation;

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(i)                                     giving, in the ordinary course of business and for the purpose of carrying on the same, security on current assets to any bank or banks or others to secure any obligations repayable on demand or maturing, including any right of extension or renewal, within 12 months after the date such obligation is incurred;

(j)                                     giving security on property or assets of whatsoever nature other than Restricted Property; provided, however, security on Restricted Property may be given to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of such Restricted Property or of the products derived from such Restricted Property;

(k)                                  encumbrances arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such encumbrance is limited to the property or assets that are the subject of the relevant agreement;

(l)                                     any encumbrance on any properties or facilities or any interest therein, construction thereon or improvement thereto incurred to secure all or any part of any Indebtedness relating to the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by the Borrower or a Restricted Subsidiary, the plugging or abandonment of wells and the decommissioning or removal of structures or facilities located on such properties or facilities provided such Indebtedness is incurred prior to, during or within two years after the completion of reclamation and clean-up or such other activity;

(m)                               encumbrances in respect of the joint development, operation or present or future reclamation, clean-up or abandonment of properties, facilities and surrounding lands or related production or processing as security in favour of any other owner or operator of such assets for the Borrower’s or any Restricted Subsidiary’s portion of the costs and expenses of such development, operation, reclamation, clean-up or abandonment;

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(n)                                 encumbrances on assets or property (including oil sands property) securing:  (i) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property and the plugging and abandonment of wells thereon, (ii) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (iii) Indebtedness incurred by the Borrower or any of its Subsidiaries to provide funds for the activities set forth in clauses (i) and (ii) above, provided such Indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (i) and (ii) above, and (iv) Indebtedness incurred by the Borrower or any of its Subsidiaries to refinance Indebtedness incurred for the purposes set forth in clauses (i) and (ii) above.  Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (i) or (ii) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

(o)                                 encumbrances granted in the ordinary course of business in connection with Financial Instrument Obligations; and

(p)                                 any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any encumbrance referred to in the foregoing clauses; provided, however, that (i) such new encumbrance shall be limited to all or part of the property or assets which was secured by the prior encumbrance plus improvements on such property or assets and (ii) the Indebtedness, if any, secured by the new encumbrance is not increased from the amount of the Indebtedness secured by the prior encumbrance then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings;

provided that (i) in any event, the Borrower and any Restricted Subsidiary shall be entitled to give security that would otherwise be prohibited hereby so long as the aggregate Indebtedness outstanding and secured under this (i) and the aggregate Indebtedness outstanding and secured under Subsection 2.1(n) above does not at the time of giving such security exceed an amount equal to 10% of the Consolidated Net Tangible Assets of the Borrower at such time and (ii) in no event shall the Borrower or any Restricted Subsidiary be

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entitled to give security that would otherwise be permitted by Subsection 2.1(n) if such security secures Indebtedness which exceeds an amount equal to 10% of the Consolidated Net Tangible Assets of the Borrower at such time.

Transactions such as the sale (including any forward sale) or other transfer of (i) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (ii) any other interest in property of the character commonly referred to as a “production payment”, will not constitute secured indebtedness and will not result in the Borrower being required to secure the Borrowings.

In the event security has been provided to the Agent and the Lenders in accordance with Section 2.1 hereof and the maximum principal amount of the Credit Facility is thereafter permanently reduced at any time or from time to time, the Borrower may request once in each calendar year, and the Agent and the Lenders shall grant at the Borrower’s expense, discharges of security as will ensure that the remaining security secures, to the satisfaction of the Agent on behalf of the Lenders acting reasonably, the maximum principal amount of the Credit Facility, as permanently reduced from time to time.

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